Exhibit 10.15

STRIKER CAPITAL MANAGEMENT LIMITED

and

STRIKER ASIA OPPORTUNITIES FUND CORPORATION

MANAGEMENT AGREEMENT

[    ] October, 2010

TABLE OF CONTENTS

PART 1. INVESTMENT MANAGEMENT SERVICES		1
1.1	Investment Programme	1
1.2	Authority of the Investment Manager	2
1.3	Delegation	3
1.4	Custody	3
1.5	Investments for the Accounts of Others	4
1.6	Establishment of subsidiaries	4
PART 2. ADMINISTRATIVE SERVICES		5
PART 3. PLACEMENT AND ADVISORY SERVICES		5
3.1	Provision of Placement Duties and Advisory Services	5
3.2	Placement of Participating Shares	6
3.3	Authorized Dealers	6
3.4	Offering Materials	6
3.5	Certain Legal Restrictions	7
PART 4. COMPENSATION		8
4.1	Management Fee	8
4.2	Performance Fee	8
4.3	Initial Charge	10
PART 5. GENERAL PROVISIONS		10
5.1	Expenses	10
5.2	Soft Commissions	11
5.3	Rebates	11
5.4	Scope of Liabilities	11
5.5	Indemnification	12
5.6	Independent Contractor	13
5.7	Information Concerning Activities	13
5.8	Term, Termination and Renewal	13
5.9	Modification, Waiver	14
5.10	Binding Effect; Assignment	14
5.11	Governing Law	14
5.12	Counterparts	14
5.13	Entire Agreement	14

MANAGEMENT AGREEMENT

STRIKER ASIA OPPORTUNITIES FUND CORPORATION

AGREEMENT (the “Agreement”) dated as of                           by and between Striker Capital Management Limited, a limited liability company organized under the laws of Hong Kong whose registered office is at 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (the “Investment Manager”) and Striker Asia Opportunities Fund Corporation, a limited liability company organized under the laws of the Cayman Islands whose registered office is at 4th Floor, Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands (the “Company”).

WHEREAS, the Company has been formed as an open-ended investment company, the objective of which is to achieve capital appreciation in accordance with the investment objectives and programme as more fully described in the Private Placing Memorandum of the Company dated [date] (the “Private Placing Memorandum”), the receipt of which by the Investment Manager is hereby acknowledged; WHEREAS, the Company desires to avail itself of the experience, advice and assistance of the Investment Manager with respect to the investment of its assets and the performance of investment management, placement and other services on behalf of the Company; and

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereby agree to the following terms and conditions. Terms not otherwise defined herein shall be used herein as defined in the Articles of Association of the Company (the “Articles”) (and words and expressions contained in this Agreement but not contained in the Articles shall bear the same meaning as in the Private Placing Memorandum) PROVIDED THAT any alteration or amendment of the Articles or the Private Placing Memorandum shall not be effective for the purposes of this Agreement unless the party hereto affected (to the extent that its rights or duties hereunder are affected by such alteration or amendment) shall, by endorsement hereon or otherwise, have consented thereto.

PART 1. INVESTMENT MANAGEMENT SERVICES

1.1	Investment Programme

In accordance with the investment objectives, policies, guidelines and restrictions which are set forth in the Private Placing Memorandum or which are otherwise communicated to the Investment Manager in writing, and under the ultimate supervision of the Board of directors of the Company, the Investment Manager shall develop, update and effect an overall investment strategy for the investment of the assets of the Company.

1.2	Authority of the Investment Manager

The Investment Manager shall have full discretion and authority, without obtaining the Company’s prior approval, but subject as aforesaid, to invest the assets of the Company in such manner as the Investment Manager considers appropriate, subject to the investment objectives, policies, guidelines and restrictions as set forth in the Private Placing Memorandum (which may be amended from time to time). In furtherance of, and subject to the foregoing, the Company hereby designates and appoints the Investment Manager as its agent and attorney-in-fact, with full power and authority and without the need for further approval of the Company (except as may be required by law), to carry out the following with respect to the assets of the Company:

a)	to effect purchases and sales (including short sales) of (i) equity or debt securities, as well as warrants, convertible securities or other securities which combine features of equity and debt securities, denominated in any currency, of publicly-listed or privately owned companies anywhere in the world, (ii) any put or call options thereon (including the writing of options), or (iii) any futures contracts or contracts to borrow such securities;

b)	to engage in foreign currency transactions in the spot, forward and outright markets;

c)	to make all decisions relating to the manner, method and timing of investment transactions, and the selection of brokers and dealers for the execution, clearance and settlement of any transactions;

d)	to borrow from banks, brokers or other financial institutions and pledge assets of the Company in connection therewith;

e)	to direct custodians to deliver funds or securities for the purpose of effecting transactions, and to instruct custodians to exercise or abstain from exercising any privilege or right attaching to such assets;

f)	to appoint Mr. Chung Yuen Ian HUEN and Mr. Don K. W. SO (collectively, the “Key Investment Personnel”) as the investment personnel responsible for making investment decisions in respect of the assets of the Company;

g)	to promptly notify the Company if any of the Key Investment Personnel will be unable to continue to involve in making investment decisions in respect of the assets of the Company as a result of any of the following reasons:

1.	the resignation of such person ; or

2.	such person becoming of unsound mind or a patient for any purpose relating to mental health and the directors of the Investment Manager resolve that his office be vacated; or

3.	the death of such person.

h)	unless otherwise instructed by the Company, to make and execute, in the name and on behalf of the Company, all such documents and take all other such actions which the Investment Manager considers necessary or advisable to carry out its duties hereunder. For the avoidance of doubt, the Investment Manager shall not, without the approval of the Company, enter into a side letter arrangements with the shareholders of the Company.

1.3	Delegation

a)	In connection with the provision of the services set forth in Sections 1.1 and 1.2 hereof, the Investment Manager shall have full authority and discretion to delegate its responsibilities and obligations to third parties. The performance of the responsibilities and obligations by such third parties shall be subject to the oversight and supervision of the Investment Manager. Except to the extent caused directly by the Investment Manager’s negligence, fraud or willful default, the Investment Manager shall not be liable for the acts and omissions of such third parties.

b)	The Investment Manager shall be entitled to obtain investment and other advice from such source or sources and on such terms as it thinks fit (including, without prejudice to the generality of the foregoing, full power to appoint one or more investment advisers, approved by the Company, to advise as to the investment and re-investment of the Investments).

1.4	Custody

Portfolio securities and other financial assets of the Company shall be maintained at all times in the custody of the Administrator or in the custody of one or more banks, trust companies, brokerage firms or other financial institutions as shall have been selected for that purpose by the Company.

1.5	Investments for the Accounts of Others

a)	The services of the Investment Manager to the Company under this Agreement are not to be deemed exclusive. It is understood that the Investment Manager and its affiliates may effect investment transactions for their own account and for the accounts of other customers, and the Company further understands and agrees that nothing herein shall restrict the ability of the Investment Manager and its affiliates to engage in any such transactions notwithstanding the fact that the Company may have or may take a position of any kind; provided, however, that neither the Investment Manager nor any of its affiliates shall, without the consent of the Company, cause the Company to purchase any asset from or sell any asset to the Investment Manager or any of its affiliates or any other person or entity for which the Investment Manager or its affiliates is acting, unless such transaction involves the purchase or sale of a security listed on a recognized securities exchange and such transaction is effected at current market prices.

b)	The Investment Manager hereby agrees to act on a fair and equitable basis in allocating suitable investment and trading opportunities among the account of the Company and any other accounts managed by the Investment Manager. In furtherance of the foregoing, the Investment Manager will consider participation by the Company in all appropriate opportunities within the purpose and scope of the Company’s objectives, which are under consideration for the accounts of other clients of the Investment Manager. When the Investment Manager determines that it would be appropriate for the Company and any such other accounts to participate in an investment opportunity, the Investment Manager will seek to execute orders on a basis consistent with the principles of fairness and equity.

1.6	Establishment of subsidiaries

The Investment Manager may, if in its discretion it determines that it is in the best interest of the Company to do so, establish one or more sub-accounts or arrange for the establishment of or acquisition of one or more business entities, which will be wholly-owned by the Company and whose assets will be managed by the Investment Manager, through which the Company may invest its assets in any jurisdiction.

PART 2. ADMINISTRATIVE SERVICES

2.1 The Investment Manager shall be responsible for assisting the Company in selecting the appropriate entities to perform all necessary custodian and registrar services and certain administrative services for the Company.

2.2 The Investment Manager shall take reasonable measures to (i) monitor the performance by the Administrator of their duties with respect to the Company, (ii) coordinate such performance with the performance of the services contemplated hereunder, and (iii) assist the Company in procuring the future performance of administrative services whenever necessary.

2.3 The Investment Manager shall hold and store certain information for the Company, reconcile financial statements of the Company with the Administrator and with brokers, and send acceptances of trades placed where applicable. Upon the reasonable request of the Company, it shall perform other administrative services appropriate in connection with the operations of the Company.

PART 3. PLACEMENT AND ADVISORY SERVICES

3.1	Provision of Placement Duties and Advisory Services

In accordance with provisions of the Articles, and under the ultimate supervision of the Board of directors of the Company from time to time as provided therein, the Investment Manager shall be responsible for performing (or procuring the performance of), and is hereby authorized and empowered to perform (or procure the performance of), all duties and functions necessary or appropriate in connection with the placement of the Participating Shares and advising the Company on general matters affecting its structure and operations, including from time to time advising the Board of directors of the Company concerning:

a)	the suitability of the Company’s structure and operating procedures in light of the expectations of prospective investors;

b)	steps which may be taken to enhance the marketability of the Participating Shares and to improve investor relations;

c)	general economic and financial developments in international securities and capital markets affecting the Company’s investment programme.

3.2	Placement of Participating Shares

The Investment Manager shall act as the exclusive placing agent for the Company’s Participating Shares in accordance with all relevant and applicable law. The Investment Manager shall use its best efforts to procure applications for the purchase of Participating Shares by eligible investors, either directly or through securities dealers and other financial institutions selected by the Investment Manager pursuant to Section 3.3 hereof (“authorized dealers”). The Participating Shares shall be offered at the subscription price and on the terms and conditions set forth herein and in the Private Placing Memorandum. All applicants shall be subject to acceptance by the Company (it being understood that the Company shall have the right to reject applications or to receive or accept on behalf of the Company any funds or other property tendered as payment for Participating Shares).

3.3	Authorized Dealers

a)	The Investment Manager may appoint securities dealers and other financial institutions as authorized dealers to solicit applications to purchase the Participating Shares, one or more of whom may be affiliates of the Investment Manager. The Investment Manager shall use reasonable efforts to ensure that any such authorized dealer shall conduct solicitation activities in accordance with all of the conditions, restrictions and limitations applicable to the Investment Manager’s direct placement activities as set forth in this Agreement or in the Private Placing Memorandum.

b)	The Investment Manager shall pay commissions, if any, to any such authorized dealers solely out of the proceeds received by the Investment Manager as either Management Fees, the Performance Fees and/or the Initial Charge (as described in Section 4 hereof).

c)	The Investment Manager shall promptly furnish to the Company a copy of any written agreement (and a written summary of any oral agreement) with any authorized dealer relating to the solicitation of applications for the Participating Shares.

3.4	Offering Materials

a)	The Investment Manager shall deliver, or arrange for the delivery by any authorized dealer selected by the Investment Manager, to each person to whom the Participating Shares are offered a copy of the Company’s most recently published Private Placing Memorandum which the Company shall have provided to the Investment Manager.

b)	If any form of offering materials (including any form of advertisement or other solicitation materials calculated to result in an expression of interest in subscribing for the Participating Shares) concerning the Company or the Participating Shares other than the Private Placing Memorandum is required or permitted to be given to any prospective investor under the laws of any jurisdiction in which the Participating Shares are offered by or through the Investment Manager, the Investment Manager agrees that any such document (i) shall not contain any information concerning the Company or the Participating Shares which is inconsistent with the Private Placing Memorandum, and (ii) shall comply in all respects with the laws of the jurisdiction in which it is furnished. The Investment Manager shall not (and shall not permit any authorized dealer appointed by the Investment Manager to) publish or furnish any such offering literature which contains any reference to the Company without the prior approval of the Company.

c)	The Investment Manager acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning the Company and the Participating Shares which are inconsistent with the Private Placing Memorandum and that all offers of the Participating Shares shall be made in conformity with the terms and conditions set forth therein.

3.5	Certain Legal Restrictions

a)	None of the Participating Shares shall be offered by the Investment Manager or any authorized dealer to any person who is not reasonably believed by the Investment Manager or the authorized dealer to be an eligible investor as set forth in the Private Placing Memorandum. Furthermore, none of the Participating Shares shall be offered or sold to any person to whom it would be illegal to offer of sell the Participating Shares.

b)	The Participating Shares and the Company have not been and will not be registered or qualified for offer and sale under the applicable laws of any jurisdiction governing the offer or sale of investment company shares or other securities. Neither the Investment Manager nor any authorized dealer shall (i) solicit any applications or otherwise extend any offers for the purchase of the Participating Shares, or (ii) deliver (or have in their possession for the purpose of delivery) the Private Placing Memorandum or any other offering literature relating to the Company or the Participating Shares, to any person in any jurisdiction in which such solicitation or delivery would be unlawful. The Investment Manager represents to the Company that it has informed itself as to the applicable legal restrictions governing the offer and sale of the Participating Shares under the laws of any jurisdiction in which it intends to place share applications and that based on the methods of placement contemplated by the Investment Manager, the sale of the Participating Shares by the Company to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of the Investment Manager. The Investment Manager undertakes to comply with the foregoing representations in connection with its placement activities (including the appointment of any authorized dealers) during the term of this Agreement.

PART 4. COMPENSATION

For its services hereunder, the Investment Manager shall be entitled to receive from the Company:

4.1	Management Fee

The Investment Manager will receive a basic management fee (the “Management Fee”) equal to 1.5 per cent. per annum of the Net Asset Value (before deduction of any accrued Management Fee and Performance Fee (as defined below)) accrued and calculated on the basis of the Net Asset Value of the Company as at each Valuation Point and payable monthly in arrears. If the Investment Management Agreement is terminated as of a date other than the last day of a month, the Management Fee will be prorated through the termination date. A pro rata fee will also be charged to reflect subscriptions as of any date other than the beginning of a month. Such monthly Management Fee shall be payable generally in arrears on the first Business Day of each calendar month.

4.2	Performance Fee

a)	The Investment Manager will also receive a Performance Fee (the “Performance Fee”) from the Company calculated on a Share-by-Share basis so that each Participating Share is charged a Performance Fee which equates as nearly as reasonably practicable with that Participating Share’s performance. The Performance Fee for each Performance Period (as defined in the Private Placing Memorandum) in respect of each Participating Share will be equal to 20% of the appreciation in the Net Asset Value per Participating Share (before deduction of any accrued performance fee) during the Performance Period above the High Water Mark of that Participating Share. The High Water Mark is the greater of:

(i)	the Net Asset Value per Participating Share of the relevant class at the time of issue of that Participating Share; and

(ii)	the highest Net Asset Value per Participating Share of the relevant class (after deduction of any accrued Performance Fee) in respect of which a Performance Fee (other than a Performance Fee Redemption (as defined below)) have been paid at the end of any previous Performance Period (if any) during which such Participating Share was in issue.

The Performance Fee in respect of each Performance Period will be calculated by reference to the Net Asset Value before deduction for any accrued Performance Fee.

The Performance Fee is normally payable in arrears within 20 Business Days of the end of each Performance Period. However, in the case of Participating Shares redeemed part way through a Performance Period, the Performance Fee accrued in respect of those Participating Shares is payable within 20 Business Days after the date of redemption.

If an investor subscribes for Participating Shares at a time when the NAV per Participating Share is other than the Peak Net Asset Value per Participating Share, certain adjustments as described in the Private Placing Memorandum (the Peak Net Asset Value being defined therein) will be made to reduce inequities that could otherwise result to the subscriber or to the Investment Manager.

The Investment Manager may reallocate all or part of such fees to third parties assisting in the placement of Participating Shares.

The Investment Manager has no obligation to restore to the Company any Performance Fee previously accrued in one financial year, notwithstanding a loss in a subsequent financial year.

b)	In the event that this Agreement is terminated part way through a Performance Period, the Company shall pay, in respect of all Participating Shares, the Performance Fee accrued as at the last Valuation Point before such termination (subject to any adjustments as set out in the Private Placing Memorandum).

c)	The Company acknowledges that the Performance Fee may create an incentive for the Investment Manager to make investments that may involve more risk than would be the case in the absence of a fee based on the performance of the Company. In addition, the Performance Fee shall be based on unrealized as well as realized, appreciation and depreciation of the investments of the Company.

d)	The Performance Fee shall be computed in a manner consistent with the Articles and the Private Placing Memorandum.

4.3	Initial Charge

The Investment Manager will also be entitled to receive an initial charge (the “Initial Charge”) of up to 3 per cent. of the subscription proceeds for the issue of the relevant Participating Shares.

PART 5. GENERAL PROVISIONS

5.1	Expenses

a)	Except as otherwise provided below, the Investment Manager shall bear all of its own costs and expenses incurred in the performance of its services provided pursuant to this Agreement, including those attributable to such officer personnel, office space, office equipment and office services as may be required by the Investment Manager.

b)	Except as set forth above, the Company shall bear the following costs and expenses:

●	the preliminary expenses of the Company (including fees in connection with the incorporation of the Company in the Cayman Islands), the costs incurred in connection with the preparation and execution of the material contracts referred to below under paragraph 1 of the section headed “General Information” in the Private Placing Memorandum and other initial documents, and all initial legal and printing costs;

●	the charges and expenses of legal advisers and auditors;

●	brokers’ commissions (if any), borrowing charges on securities sold short and any issue or transfer taxes or stamp duties chargeable in connection with any securities transactions;

●	all taxes and corporate fees payable to governments or agencies;

●	the fees of the Directors (which are not expected to exceed US$25,000 per Director per annum) and the reasonable travel and per diem expenses of the Directors;

●	interest on borrowings, including borrowings from the Prime Brokers/Custodian;

●	communication expenses with respect to investor services including periodic investor meetings and all expenses of meetings of Shareholders and of preparing, printing and distributing financial and other reports, proxy forms, prospectuses and similar documents;

●	the cost of insurance (if any) for the benefit of the Directors;

●	the cost of printing and distributing the annual and statements;

●	investment specific research and investment consultancy expenses;

●	due diligence expenses for on-site research and due diligence;

●	litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of business;

●	the cost of obtaining and maintaining any future listing of the Participating Shares on any stock exchange; and

●	all other operating and administrative expenses.

5.2	Soft Commissions

The Investment Manager and/or any company associated with it may effect transactions by or through the agency of another person with whom the Investment Manager and/or any company associated with it may have an arrangement under which that party will from time to time provide to or procure for the Investment Manager and/or any company associated with it goods, services and other benefits, such as research and advisory services, computer hardware, telecommunications equipment, software, database services and other similar services, the nature of which is such that their provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or of the Investment Manager and/or any company associated with it in providing services to the Company. The Manager and/or any company associated with it shall not receive any direct payment from such party. The Manager and/or any company associated with it may however undertake to place business with that party. For the avoidance of doubt, such goods and services do not include travel, accommodation, entertainment, general administrative goods or services, general office equipment or premises, membership fees, employee salaries or direct money payments. In any event, the execution of transactions will be consistent with best execution standards, and brokerage rates will not be in excess of customary institutional full-service brokerage rates.

5.3	Rebates

The Investment Manager and/or any company associated with it may enter into portfolio transactions for or with the Company either as agent in which case they may receive and retain customary brokerage commission and/or cash commission rebates, or with the approval of the directors of the Company, deal as a principal with the Company in accordance with normal market practice, provided that commissions charged to the Company in these circumstances do not exceed customary full service brokerage rates.

5.4	Scope of Liabilities

The Investment Manager shall not be liable to the Company or its shareholders for any losses, damages, expenses or claims occasioned by any acts of omissions of the Investment Manager in connection with the performance of its services hereunder, other than as a result of its own wilful default, fraud or negligence and contains provisions for the indemnification of the Investment Manager by the Company hereunder.

5.5	Indemnification

a)	The Company shall indemnify the Investment Manager (which shall include, solely for purposes of this Section 5.3, the Investment Manager’s directors, officers, employees and shareholders) and hold the Investment Manager harmless from and against any expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted in connection with the Investment Manager’s serving or having served in good faith pursuant to this Agreement; provided, however, that the Investment Manager shall not be entitled to any such indemnification with respect to any expense, loss, liability or damage which was caused by the Investment Manager’s own willful default, fraud or negligence.

b)	The Investment Manager shall indemnify the Company against, and hold it harmless from, any expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted by any third party as a consequence (i) of any misstatement of any material fact or any other misrepresentation concerning the Company or the Participating Shares by the Investment Manager or (ii) willful default, fraud or negligence on the part of the Investment Manager.

c)	In the event that either party hereto is or becomes a party to any action or proceeding in respect of which it may be entitled to seek indemnification hereunder (the “indemnitee”), the indemnitee shall promptly notify the other party (the “indemnitor”) thereof. The indemnitor shall be entitled to participate in any such suit or proceeding and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the indemnitee. After notice of an election by the indemnitor so to assume the defense thereof, the indemnitor will not be liable to the indemnitee hereunder for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense thereof other than reasonable costs of investigation or reasonable legal expenses incurred as a result of (i) potential conflicts of interest between the indemnitee and indemnitor or (ii) the protection of proprietary or privacy interests of other clients of the indemnitee. The indemnitor shall advance to the indemnitee the reasonable costs and expenses of investigating and/or defending such claim, subject to receiving a written undertaking from the indemnitee to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the indemnitee was not entitled to indemnification hereunder.

d)	The indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

5.6	Independent Contractor

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or agent of the Company nor shall anything herein be construed as making the Company a partner or co-venturer with the Investment Manager or any of its affiliates.

5.7	Information Concerning Activities

The Investment Manager shall provide to the Company from time to time information regarding the Investment Manager and any authorized dealers and concerning the activities undertaken by them for the Company as the Company may reasonably request.

5.8	Term, Termination and Renewal

a)	This Agreement shall have an initial term of five (5) years. Thereafter, this Agreement will be automatically renewed for successive five-year periods, subject to termination as of the close of any calendar year by either party upon not less than four (4) months’ prior written notice to the other.

b)	The Company or the Manager may terminate this Agreement at any time by notice to the other party, if the other party commits any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within [thirty] days of receipt of notice requiring it so to do to make good such breach; or if the other party shall go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the other party) or be unable to pay its debts or commit any act of bankruptcy under the laws of the relevant jurisdiction; or if a receiver is appointed of any of the assets of the other party or if some event having an equivalent effect occurs. The Investment Manager may also terminate this Agreement at any time by notice to the Company if the Investment Manager ceases to be permitted to render the services contemplated under this Agreement pursuant to the applicable laws of the relevant jurisdiction.

c)	In the event of any termination of this Agreement, the provisions of Part 5 shall survive. All amounts accrued and otherwise payable to the Investment Manager shall be due and payable to the Investment Manager as of the date of termination (subject to any adjustments as set out in the Private Placing Memorandum).

5.9	Modification, Waiver

Except as otherwise expressly provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the party to be charged with such amendment, waiver or modification.

5.10	Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void. The foregoing shall not prevent an assignment by the Investment Manager to any of its affiliates without obtaining the written consent of the Company.

5.11	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of the Cayman Islands.

5.12	Counterparts

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed in either case by the parties hereto, shall constitute a full and original Agreement for all purposes and all such counterparts together shall constitute one and the same Agreement.

5.13	Entire Agreement

This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STRIKER CAPITAL MANAGEMENT LIMITED
(the “Investment Manager”)

By:
Name:	Michael Ching
Title:	Executive Director

STRIKER ASIA OPPORTUNITIES FUND CORPORATION
(the “Company”)

By:
Name:	John Lewis
Title:	Director